                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 14a-11(c) or Section 14a-12

                                VTEL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 NOT APPLICABLE
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1)  Title of each class of securities to which transaction applies:
       (2)  Aggregate number of securities to which transaction applies:
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.
       (4)  Proposed maximum aggregate value of transaction:
       (5)  Total fee paid:
            Set forth the amount on which the filing fee is calculated and state how it was determined:

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)  Amount Previously Paid:
       (2)  Form, Schedule or Registration Statement No.:
       (3)  Filing Party:
       (4)  Date Filed:

                                VTEL CORPORATION
                              108 WILD BASIN ROAD
                                AUSTIN, TX 78746

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 17, 1998

TO THE STOCKHOLDERS:

     You are cordially invited to attend the Annual Meeting of Stockholders of VTEL Corporation (the "Company") to be held at the Company's offices in Austin, Texas, at 2:00 p.m., on Thursday, December 17, 1998, for the following purposes:

     1. To elect seven directors of the Company to hold office until the next annual meeting of stockholders or until their respective successors are duly elected and qualified.

     2. To consider and act upon a proposal to approve the Company's 1998 Restricted Stock Plan.

     3. To ratify the Board of Directors' appointment of PricewaterhouseCoopers LLP, independent accountants, as the Company's independent auditors for the year ending July 31, 1999.

     4. To transact such other business as may properly be brought before the meeting or any adjournment(s) thereof.

     Holders of record of the Company's Common Stock at the close of business on October 29, 1998 will be entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof.

     Stockholders who do not expect to attend the meeting are requested to sign and return the enclosed proxy, for which a postage-paid, return envelope is enclosed. The proxy must be signed and returned in order to be counted.

                                            By Order of the Board of Directors,

                                                       RODNEY S. BOND
                                                         Secretary
Austin, Texas
November 12, 1998

                                VTEL CORPORATION
                              108 WILD BASIN ROAD
                              AUSTIN, TEXAS 78746

                                PROXY STATEMENT

                                      FOR

                      1998 ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD DECEMBER 17, 1998

                    SOLICITATION AND REVOCABILITY OF PROXIES

     The enclosed form of proxy is solicited by the Board of Directors of VTEL Corporation (the "Company") to be used at the 1998 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the Company's offices in Austin, Texas, at 2:00 p.m., on Thursday, December 17, 1998. This Proxy Statement and the related proxy are to be first sent or given to the stockholders of the Company on approximately November 12, 1998. Any stockholder giving a proxy may revoke it at any time, provided written notice of such revocation is received by the Secretary of the Company before such proxy is voted; otherwise, if received in time, properly completed proxies will be voted at the meeting in accordance with the instructions specified thereon. Stockholders attending the meeting may revoke their proxies and vote in person. Mere attendance at the Annual Meeting will not of itself revoke the proxy.

     The Company's annual report for the year ended July 31, 1998, is being mailed herewith to all stockholders entitled to vote at the Annual Meeting. The annual report does not constitute a part of the proxy soliciting material.

                     VOTING SECURITIES OUTSTANDING; QUORUM

     The record date for the determination of stockholders entitled to notice of and vote at the Annual Meeting was the close of business October 29, 1998 (the "Record Date"). At the close of business on October 29, 1998, there were 22,925,345 shares of Common Stock, $.01 par value (the "Common Stock"), issued and outstanding, each entitled to one vote on all matters properly brought before the Annual Meeting. There are no cumulative voting rights.

     The presence in person or by proxy of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote as of the Record Date is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are treated as present at the meeting and are therefore counted to determine a quorum. If a quorum is not present, the stockholders entitled to vote who are present in person or represented by proxy at the Annual Meeting have the power to adjourn the meeting from time to time, without notice other than an adjournment at the meeting, until a quorum is present or represented. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified.

     Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of Directors. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required to approve the Company's 1998 Restricted Stock Plan and to ratify the appointment of independent auditors.

     Abstentions may be specified on all proposals except the election of Directors. Abstentions, with respect to any proposal other than the election of Directors, will have the same effect as a vote against such proposal. Broker non-votes will have no effect on the outcome of the election of Directors or the other proposals. With regard to the election of Directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The Company has only one outstanding class of equity securities, its Common Stock, par value $.01 per share.

     The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of September 18, 1998 by
(i) each person who is known by the Company to beneficially own more than 5% of the Company's Common Stock, (ii) each of the Company's directors and nominees and Named Executive Officers (as defined in "Executive Compensation" below) and
(iii) all directors and officers as a group.

                                                              SHARES BENEFICIALLY
                                                                  OWNED(1)(2)
                                                              --------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                           NUMBER      PERCENT
------------------------------------                          ---------    -------
Intel Corporation...........................................  1,672,846      7.2%
  2200 Mission College Blvd.
  Santa Clara, CA 95052
Capital Technology Inc......................................  1,424,380      6.2%
  8314 Pineville Matthews Road
  Charlotte, NC 28226
F.H. (Dick) Moeller.........................................    394,382(3)   1.7%
Jerry S. Benson, Jr.........................................    291,881(4)   1.2%
Eric L. Jones...............................................     64,353(5)   *
Gordon H. Matthews..........................................     22,427(6)   *
Max D. Hopper...............................................      5,666(7)   *
Richard N. Snyder...........................................      3,333(8)   *
T. Gary Trimm...............................................    195,071(9)   *
Dr. Arthur G. Anderson......................................     17,603(10)   *
Robert L. Romano............................................     28,810(11)   *
Charles M. Denton...........................................     91,644(12)   *
Ly-Huong T. Pham............................................    102,262(13)   *
All directors and officers as a group (20
  persons)(3)(4)(5)(6)(7)(8)(9)(10)(11)(12)(13)(14).........  1,960,038      7.9%

---------------

  *  Indicates ownership of less than 1% of the Company's Common Stock

 (1) Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted below. Amounts shown include shares of Common Stock issuable upon exercise of certain outstanding options within 60 days after September 18, 1998.

 (2) Except for the percentages of certain parties that are based on presently exercisable options which are indicated in the following footnotes to the table, the percentages indicated are based on 23,117,340 shares of Common Stock issued and outstanding on September 18, 1998. In the case of parties holding presently exercisable options, the percentage ownership is calculated on the assumption that the shares presently held or purchasable within the next 60 days underlying such options are outstanding.

 (3) Consists of 89,009 shares held by Mr. Moeller directly and 305,373 shares (110,234 of which are subject to repurchase at November 16, 1998 by VTEL at the optionee's exercise prices pursuant to the option agreements) which Mr. Moeller may acquire upon the exercise of options within 60 days after September 18, 1998.

 (4) Consists of 11,341 shares held by Mr. Benson directly and 280,540 shares (191,999 of which are subject to repurchase at November 16, 1998 by VTEL at the optionee's exercise prices pursuant to the option agreements) which Mr. Benson may acquire upon the exercise of options within 60 days after September 18, 1998.

 (5) Consists of 55,687 shares held by Mr. Jones directly and 8,666 shares which Mr. Jones may acquire upon the exercise of options within 60 days after September 18, 1998.

 (6) Consists of 11,594 shares held by Mr. Matthews directly and 10,833 shares which Mr. Matthews may acquire upon the exercise of options within 60 days after September 18, 1998.

 (7) Consists of 5,666 shares which Mr. Hopper may acquire upon the exercise of options within 60 days after September 18, 1998.

 (8) Consists of 3,333 shares which Mr. Snyder may acquire upon the exercise of options within 60 days after September 18, 1998.

 (9) Consists of 12,307 shares held by Mr. Trimm directly and 182,764 shares which Mr. Trimm may acquire upon the exercise of options within 60 days after September 18, 1998.

(10) Consists of 11,937 shares held by Mr. Anderson directly and 5,666 shares which Mr. Anderson may acquire upon the exercise of options within 60 days after September 18, 1998.

(11) Consists of 4,501 shares held by Mr. Romano directly and 24,309 shares which Mr. Romano may acquire upon the exercise of options within 60 days after September 18, 1998. Effective September 8, 1998, Mr. Romano was no longer employed with the Company.

(12) Consists of 13,093 shares held by Mr. Denton directly and 78,551 shares (38,316 of which are subject to repurchase at November 16, 1998 by VTEL at the optionee's exercise prices pursuant to the option agreements) which Mr. Denton may acquire upon the exercise of options within 60 days after September 18, 1998.

(13) Consists of 11,285 shares held by Ms. Pham directly and 90,977 shares (72,227 of which are subject to repurchase at November 16, 1998 by VTEL at the optionee's exercise prices pursuant to the option agreements) which Ms. Pham may acquire upon the exercise of options within 60 days after September 18, 1998.

(14) Includes an aggregate of 124,016 shares held directly or indirectly by Rodney Bond, Dennis Egan, Vinay Goel, Frank Kaplan, Steven Keilen, Barry Rumac, Michael Steigerwald, Bob Swem and Judy Wallace collectively, and 618,590 shares (435,240 of which are subject to repurchase at November 16, 1998 by VTEL at the optionees' exercise prices pursuant to the option agreements) which such persons, collectively, may acquire upon the exercise of options within 60 days after September 18, 1998. All options held by the Chief Executive Officer and the Named Executive Officers were granted under the VTEL Corporation 1989 Stock Option Plan (the "1989 Plan") or the VTEL Corporation 1996 Stock Option Plan (the "1996 Plan") (collectively, the "Company's Plans"). Pursuant to the Company's Plans, all options granted thereunder are immediately exercisable, however, shares issued upon exercise are subject to repurchase by VTEL, at the exercise price, to the extent of the number of shares that have not vested in the event that the optionees' employment terminates prior to all such optionees' options becoming vested.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who beneficially own more than 10% of the Company's Common Stock ("10% Stockholders"), to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Based solely upon information provided to the Company by individual officers, directors and 10% Stockholders, the Company believes that all of these filing requirements were satisfied by the Company's officers, directors and 10% Stockholders.

                             ELECTION OF DIRECTORS
                                    (ITEM 1)

     The Board of Directors has nominated for directors the seven individuals named below to be elected at the Annual Meeting to hold office until the next annual meeting of stockholders, or until their respective successors shall have been duly elected and shall have qualified. All of the nominees are currently directors of the Company. Proxies cannot be voted for a greater number of persons than the number of nominees named on the enclosed form of proxy. A plurality of the votes cast in person or by proxy by the holders of Common Stock is required to elect a director.

                                                                  PRESENT
                                                              OFFICE(S) HELD               DIRECTOR
                  NOMINEE                    AGE              IN THE COMPANY                SINCE
                  -------                    ---              --------------               --------
F. H. (Dick) Moeller.......................  52    Chairman of the Board                     1989
Jerry S. Benson, Jr........................  42    Chief Executive Officer and President     1997
Eric L. Jones..............................  63    None                                      1989
Gordon H. Matthews.........................  61    None                                      1994
Max D. Hopper..............................  63    None                                      1995
T. Gary Trimm..............................  50    None                                      1997
Richard N. Snyder..........................  54    None                                      1997

     The following information regarding the principal occupations and other employment of the nominees during the past five years and their directorships in certain companies is as reported by the respective nominees:

     F.H. (DICK) MOELLER, age 52, joined the Company as Chief Executive Officer, President and director in October 1989 and became the Chairman of the Board in March 1992. In September 1998, Mr. Moeller resigned from the position of President and Chief Executive Officer, but continues to serve as Chairman of the Board. In October 1998, Mr. Moeller was named General Partner of SSM Venture Partners, a venture capital investment firm. From May 1982 to October 1989, Mr. Moeller served as the founder and President of ProfitMaster Computer Systems, Inc., a computer software firm specializing in real-time financial management systems for retail point-of-sale applications. Prior to founding such firm, Mr. Moeller spent 12 years with Texas Instruments Incorporated during which he held a variety of management positions, most recently serving as Advanced Systems Manager of its Computer Systems Division.

     JERRY S. BENSON, JR., age 42, joined the Company in May 1997 as President and Chief Operating Officer. In September 1998, Mr. Benson was named President and Chief Executive Officer of the Company. Prior to joining the Company, Mr. Benson spent 10 years at NEC Technologies, Inc. ("NEC"), the last two years as President and Chief Operating Officer. NEC is a manufacturer of computer products for the Americas. Mr. Benson also served in the Office of the Chairman and Board of Directors of NEC and represented NEC by serving on the Board of Directors of Packard Bell (NEC is the majority shareholder of Packard Bell). Prior to his role as President and Chief Operating Officer of NEC, Mr. Benson held a number of significant operational and general management roles at NEC, including general management positions in several NEC groups, divisions and Strategic Business Units. Before his employment with NEC, he held marketing and sales management positions at Wyse, Amdek, and Ericsson.

     ERIC L. JONES, age 63, has served as a director to the Company since June 1989. He also served as the Company's President and Chief Executive Officer from June 1989 until October 1989 and as the Company's Chairman of the Board from October 1989 until March 1992. He also serves as chairman and/or director of several privately-held companies. Since January 1994, he has been a general partner of SSM Venture Partners, L.P., a venture capital firm. Previously, Mr. Jones has served as Vice President of Texas Instruments Incorporated, as President of its Data Systems Group and Vice President of its Geophysical Services Inc. subsidiary.

     GORDON H. MATTHEWS, age 61, has served as a director of the Company since October 1994. Since May of 1992, Mr. Matthews has been the Chief Executive Officer and Chairman of Matthews Communications Management, Inc., a provider of telephone control systems for residences and small businesses, and Chairman and President of Matthews Communication Systems, Inc., a consulting firm providing assistance to corporations on intellectual property processes. Mr. Matthews' pre-1992 experience includes founding and managing a number of companies in the electronics industry. Mr. Matthews is a named inventor in over 40 patents, including the U.S. Patent #4,371,752 for voice mail. Mr. Matthews is the acknowledged inventor of voicemail.

     MAX D. HOPPER, age 63, has served as a director of the Company since May 1995. In January 1995, Mr. Hopper founded Max D. Hopper Associates, Inc., a consulting firm specializing in creating benefits from the strategic use of advanced information technologies. He currently serves as its Chief Executive Officer. Mr. Hopper served as Senior Vice President -- Information Systems for American Airlines from November 1985 to January 1995 and served as chairman of The SABRE Group, a unit of AMR Corporation, from April 1993 through January 1995. Mr. Hopper is also a director of the Gartner Group, Worldtalk Corporation, Payless Cashways, Inc., Metrocall, Inc., United Stationers, Inc., Exodus Communications, Inc. and USDATA Corporation.

     T. GARY TRIMM, age 50, has served as a director of the Company since May 1997. Previously he was President, Chief Executive Officer and a member of the Board of Directors of Compression Labs, Incorporated ("CLI") from February 1996 to May 1997 and Principal Financial Officer from April 1996 to May 1997. From February 1994 to February 1995, he was President of the North American Division of Scientific-Atlanta, Inc. ("S-A"), which supplies advanced analog and digital video systems to the cable and telephone industry. From January 1990 to March 1994, he held the position of President of the Subscriber Systems Division at S-A, where he had general management responsibility for S-A's analog and digital settop.

     RICHARD N. SNYDER, age 54, has served as a director of the Company since December 1997. Since September 1997, Mr. Snyder has served as founder and Chief Executive Officer of Corum Cove Consulting, LLC, a consulting firm specializing in providing strategic guidance to high technology businesses. From 1996 until 1997, Mr. Snyder was the Senior Vice President of World Wide Sales, Marketing, Service and Support of Compaq Computer Corp., a worldwide computer company. From 1995 until 1996, Mr. Snyder was the Senior Vice President and General Manager of Dell Americas, a computer manufacturer and marketer, and from 1993 until 1995, Mr. Snyder was the Group General Manager, DeskJet Printer Group for Hewlett Packard Company ("Hewlett"), a designer, manufacturer and servicer of electronic products and systems. Prior to 1993, Mr. Snyder served as General Manager of the Vancouver Division of Hewlett.

     None of the nominees is related to any other nominee or to any executive officer or director of the Company by blood, marriage or adoption (except relationships, if any, more remote than first cousin).

     THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" EACH OF THE SEVEN NOMINEES.

                       BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors held four regularly scheduled meetings and no special meetings during the fiscal year ended July 31, 1998. In addition, the Board of Directors acted three times by unanimous consent during the fiscal year ended July 31, 1998.

     The Board of Directors uses working committees with functional responsibility in the more complex recurring areas where disinterested oversight is required. Working committees of the Board of Directors include the Audit Committee, the Compensation Committee and the Nominating Committee.

     The Audit Committee is the communication link between the Board of Directors and the Company's independent auditors. In addition to recommending the appointment of the independent auditors to the Board of Directors, the Audit Committee reviews the scope of the audit, the accounting policies and reporting practices, internal auditing and internal control, compliance with the Company's policies regarding business conduct and other matters as deemed appropriate. The Audit Committee held two meetings in fiscal 1998 with the independent auditors and management. The Audit Committee is currently composed of Messrs. Hopper (Chairman), Anderson and Snyder.

     The Compensation Committee is responsible for approving the compensation arrangements of senior management and recommending approval by the Board of Directors of amendments to the Company's benefit plans. At four regularly scheduled meetings during the fiscal year ended July 31, 1998, the Compensation Committee approved stock option awards pursuant to the Company's Plans. In addition, the Compensation Committee acted ten times by unanimous consent during the fiscal year ended July 31, 1998. The Compensation Committee is currently composed of Messrs. Jones (Chairman), Matthews and Trimm.

     The Nominating Committee is responsible for continuing studies of the size and composition of the Board of Directors and for proposing nominees to the Board. At one meeting during the fiscal year ended July 31, 1998, the Nominating Committee reviewed information regarding proposed nominees to the Board of Directors. The Nominating Committee will consider nominees properly recommended by security holders. In order to make a nomination, the Company's Bylaws generally require that advance notice of such nomination be provided to the Company at least 60 days and not more than 90 days prior to the first anniversary of the preceding year's annual stockholders' meeting, together with additional information regarding the nominee and the stockholder making such nominations as called for by the Company's Bylaws. The Nominating Committee is currently composed of Messrs. Moeller (Chairman), Benson, Hopper and Jones.

     During the fiscal year ended July 31, 1998, with the exception of four Directors who missed one meeting each, all directors attended 100% of the total number of meetings of the Board and the committees on which that Director served.

DIRECTOR COMPENSATION

     During fiscal 1998, each nonemployee director was paid a retainer of $1,500 per quarter and $1,000 for each meeting of the Board of Directors of the Company attended by such director. Accordingly, total director fees earned in fiscal 1998 were $56,000. Effective November 5, 1998 the nonemployee director retainer was increased to $3,000 per quarter.

     All Nonemployee Directors participate in the Company's 1992 Director Plan. Nonemployee Directors elected prior to October 14, 1994 received stock options to purchase 6,000 shares of the Company's Common Stock, having an exercise price equal to the market price of the Company's Common Stock on the date of such grant. Nonemployee Directors elected on or after October 14, 1994 receive stock options to purchase 12,000 shares of the Company's Common Stock on the same terms. In addition, Nonemployee Directors will receive options to purchase 6,000 shares of the Company's Common Stock, such options vesting over a three-year period, at the time that such eligible director's prior options granted under the 1992 Director Plan become fully exercisable and vested. All such options shall vest in equal amounts monthly over a three-year period but shall cease vesting at the time such director ceases to be a director of the Company.

     The compensation of employee directors of the Company is discussed at "Executive Compensation" below.

REPORT FROM THE COMPENSATION COMMITTEE REGARDING EXECUTIVE COMPENSATION

     As members of the Compensation Committee, it is our duty to administer the executive compensation program for the Company. The Compensation Committee is responsible for establishing appropriate compensation goals for the executive officers of the Company and evaluating the performance of such executive officers in meeting such goals. The elements of the executive compensation program described below are implemented and periodically reviewed and adjusted by the Compensation Committee.

     The goals of the Compensation Committee in establishing the Company's executive compensation program are as follows:

          (1) To fairly compensate the executive officers of the Company for their contributions to the Company's short-term and long-term performance. The elements of the Company's executive compensa-tion program are (a) annual base salaries, (b) quarterly and annual performance bonuses, (c) long term incentives and (d) equity incentives.

          (2) To allow the Company to attract, motivate and retain the management personnel necessary to the Company's success by providing an executive compensation program comparable to that offered by companies with which the Company competes for such management personnel.

          (3) To provide an executive compensation program with incentives linked to the financial performance of the Company, and thereby enhance stockholder value. Under such a program, incentive compensation for executive officers is linked to the financial performance of the Company as measured by earnings per share.

     Base Salaries. The annual base salaries of the Chief Executive Officer and the other executive officers of the Company are determined based on individual performance, experience and a comparison with salary ranges and midpoints reflecting similar positions, duties and levels of responsibility at the Company's Peer Group and other companies in similar industries and with comparable revenues. The Company's Peer Group is identified under the heading "Comparative Total Returns" below and the comparisons to companies in similar industries with comparable revenues are based on reports published by Radford Associates, a provider of national compensation surveys.

     Quarterly, Annual and Other Bonus. The quarterly and annual bonuses available to the executive officers, including the Chief Executive Officer, of the Company are based upon the achievement of certain earnings per share goals for the Company set by the Compensation Committee prior to the beginning of such measurement period.

     The Company did not achieve its quarterly and annual targets during fiscal 1998. Thus, no bonuses related to such targets were paid to the executive officers during fiscal 1998.

     Long-Term Value Creation Incentives. Upon completion of the merger between the Company and CLI in 1997 (the "Merger"), the Board of Directors established a Long-Term Value Creation Incentive Plan ("VCIP") to focus on the synergies and opportunities created by the Merger. The VCIP allows selected individual employees to share directly in any incremental earnings resulting from the Merger. Accordingly, VCIP performance minimum thresholds were established based on the performance that the two companies could have achieved independently. The VCIP bonus pool is based on earnings performance above the minimum earnings per share threshold. Any incremental performance above the threshold results in the allocation of a portion of the earnings to the VCIP pool. Awards to the individuals are based on the performance achieved during the two-year period occurring following the completion of the Merger. Each employee participating in the VCIP program is granted shares of the VCIP pool based upon the pre-determined percentage of the VCIP pool allocated to each individual. The individual percentage of the total pool remains constant as incrementally higher performances are obtained. The number of shares granted to each participant is based on management's and the Board's judgment of the individual's potential ability to influence the success of the Merger and the profitability of the combined Company. At the end of each of fiscal 1998 and fiscal 1999, the amount of pool funding for that year will vest. Upon the completion of fiscal 1999, one-half of the earned awards will be paid in cash and the other half will be paid in VTEL restricted stock. The stock restrictions will lapse 50% one year from grant and 50% two years from grant, which grant occurs upon the completion of fiscal 1999.

     The Company did not meet the VCIP performance minimum threshold during fiscal 1998. Thus there was no funding of the VCIP pool for the fiscal year 1998.

     Equity Incentives. Equity incentives other than those described above, including grants of stock options, are determined based on the Compensation Committee's assessment of the ability of such officers to positively impact the Company's future performance and enhance stockholder value as determined by their individual performances. Stock option grants and other equity incentives are not awarded annually, but rather as warranted by individual performance and experience. Option awards generally vest over a 48-month period. The amount and vesting of stock options are not contingent on achievement of any performance targets.

     In fiscal 1998, options covering a total of 397,935 shares of Common Stock at a weighted average exercise price of $6.6230 were granted to executives. Of these options, 147,935 were granted based upon the objectives and goals achieved by the Company and/or Optionee in fiscal 1998, with 250,000 being granted to new executives upon joining the Company. See "Executive Compensation -- Stock Option Grants During Fiscal 1998."

     In addition to the above grants, on September 9, 1998 the Compensation Committee approved the granting of 175,000 discounted stock options to the Company's executive officers, including the Chief Executive Officer. These options were granted to reward the executive officers for certain achievements during fiscal 1998 and to serve as an incentive for future retention. These achievements include the establishment of a firm foundation for demand generation, demand fulfillment and enterprise infrastructure. The options were granted with an exercise price equal to 50% of the fair market value of the Company's stock on the date of grant. Fifty percent (50%) of the options will vest one year from grant date and the remaining 50% will vest two years from the grant date as long as the executive is employed with the Company. The options were allocated to the executive officers based on their relative base income as executive officers during fiscal 1998.

     Equity and cash incentives are not limited to executive officers. Grants of stock options are made to all employees upon joining the Company in amounts determined by the Compensation Committee and are also made to selected employees as performance related awards and as awards for certain promotions. The amounts of such grants are determined based on the individual employee's position with the Company and his or her potential ability to beneficially impact the performance of the Company. By giving all employees a stake in the financial performance of the Company, the Compensation Committee's goal is to provide incentives to all employees of the Company to enhance the financial performance of the Company and, thus, stockholder value.

     Omnibus Budget Reconciliation Act of 1993. The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code ("Section 162(m)"). With certain exceptions, beginning with the taxable year commencing January 1, 1994, Section 162(m) will prevent publicly held corporations, including the Company, from taking a tax deduction for compensation in excess of $1 million paid to the Chief Executive Officer and the four other persons named in the Summary Compensation Table in the Proxy Statement. Section 162(m) will not apply to limit the deductibility of performance-based compensation exceeding $1 million if paid (i) solely upon attainment of one or more performance goals, (ii) pursuant to a performance-based compensation plan adopted by the Compensation Committee, and
(iii) the terms of the plan are approved by the stockholders before payment of the compensation.

     The Compensation Committee has reviewed the Company's compensation plans with regard to the deduction limitation contained in Section 162(m). The Compensation Committee believes that option grants under the Company's stock option plans meet the requirements for deductible compensation. The Compensation Committee has decided for the present not to alter the Company's other compensation plans to meet the deductibility requirements of the regulations promulgated under the Internal Revenue Code. The Compensation Committee will continue to review the issue and its determination under the regulations under
Section 162(m) and monitor whether the Company's compensation plans should be amended in the future to meet the deductibility requirements. The Compensation Committee does not anticipate that Section 162(m) will limit the deductibility of any compensation paid in fiscal year 1999. No executive officers of the Company were affected by such provision in fiscal year 1998.

                             COMPENSATION COMMITTEE

                                 Eric L. Jones
                               Gordon H. Matthews
                                 T. Gary Trimm

                             EXECUTIVE COMPENSATION

     The following table summarizes certain information regarding compensation paid or accrued during each of the Company's last three fiscal years to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                                        COMPENSATION
                                                                                         AWARDS(1)
                                                        ANNUAL COMPENSATION             ------------
                                               --------------------------------------    SECURITIES
                               PERIOD ENDING                BONUS AND    OTHER ANNUAL    UNDERLYING     ALL OTHER
                                JULY 31 OR                 COMMISSIONS   COMPENSATION   OPTIONS/SARS   COMPENSATION
NAME AND PRINCIPAL POSITION    DECEMBER 31*    SALARY($)       ($)          ($)(3)          (#)           ($)(4)
---------------------------    -------------   ---------   -----------   ------------   ------------   ------------
F.H. (Dick) Moeller             1998           $260,833      $     0       $      0              0        $3,531
  Chairman and Chief            1997           $216,666      $77,250       $      0        130,302(2)     $3,881
  Executive Officer(1)          1996-7 mos.    $115,417      $ 3,623       $      0        100,000        $3,622
                                1995           $195,000      $52,750       $      0         25,000        $3,831
Jerry S. Benson, Jr.,
  President                     1998           $270,000      $     0       $ 35,628(5)           0        $1,007
  and Chief Operating
    Officer(1)                  1997           $ 51,136      $28,125       $100,283(5)     250,000        $   72
                                1996-7 mos          N/A          N/A            N/A            N/A           N/A
                                1995                N/A          N/A            N/A            N/A           N/A
Robert L. Romano                1998           $160,625      $     0       $      0         28,000        $  733
  Vice President, SBU General   1997           $116,125      $43,988       $      0         22,768(2)     $  278
  Manager                       1996-7 mos     $ 61,333      $ 2,238       $      0              0        $  176
                                1995           $100,000      $10,081       $      0              0        $  294
Charles M. Denton               1998           $150,000      $24,138(6)    $      0         15,000        $1,800
  Vice President,               1997           $120,000      $27,130       $ 55,200(5)      23,977(2)     $  288
  Global Sales Development      1996-7 mos     $ 58,333      $30,625       $      0          2,500        $  172
                                1995           $100,000      $56,081       $      0         10,000        $  781
Ly-Huong T. Pham                1998           $141,250      $83,388(7)    $      0         75,000        $  706
  Chief Technology              1997                N/A          N/A            N/A            N/A           N/A
  Officer and Vice President,   1996-7 mos.         N/A          N/A            N/A            N/A           N/A
  Engineering                   1995                N/A          N/A            N/A            N/A           N/A

---------------

 *  VTEL changed its fiscal year from December 31 to July 31 in 1996.

(1) In September 1998, Mr. Moeller resigned from the position of Chief Executive Officer but continues to serve as Chairman of the Board of Directors. Mr. Benson was named Chief Executive Officer in September 1998.

(2) Effective as of May 27, 1997, the Compensation Committee approved an exchange program pursuant to which all current employees holding options under a VTEL or CLI employee stock option plan and current directors holding options under the Company's 1992 Director Plan were permitted an opportunity to exchange their options outstanding under the Company's stock option plans for new options having an exercise price of $6.125, the fair market value of the Common Stock on May 27, 1997. The new options issued to employees pursuant to this program vest ratably over a 48-month period commencing on May 27, 1997. The new options issued to directors pursuant to this program vest ratably over a 36-month period commencing on May 27, 1997. Subsequently, 40% of the eligible options, representing options covering 1,257,338 shares of Common Stock were reissued pursuant to this exchange program. Of the option awards shown in the above table, 125,000 options granted to Mr. Moeller, 10,000 options granted to Mr. Romano and 12,500 granted to Mr. Denton in 1997 were the result of a repricing of options previously granted.

(3) Includes perquisites and other personal benefits if value is greater than the lesser of $50,000 or 10% of reported salary and bonus.

(4) Represents the dollar value of any insurance premiums paid by the Company during the covered fiscal year with respect to term life insurance and long term disability insurance for the benefit of the Chief Executive Officer or Named Executive Officer.

(5) Consists of relocation expenses paid by the Company.

(6) Consists of bonus and commission paid prior to Mr. Denton becoming an executive officer.

(7) Consists of a bonus paid to Ms. Pham upon her initial acceptance of employment with the Company.

STOCK OPTION GRANTS DURING FISCAL 1998

     The following table sets forth information with respect to grants of stock options to purchase Common Stock pursuant to the Company's Plans to the Chief Executive Officer and the Named Executive Officers reflected in the Summary Compensation Table above. No stock appreciation rights (SARs) were granted during fiscal 1998 and none were outstanding as of July 31, 1998.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                          POTENTIAL REALIZABLE
                                                                                        VALUE OF ASSUMED ANNUAL
                                                                                          RATES OF STOCK PRICE
                                            INDIVIDUAL GRANTS                       APPRECIATION FOR OPTION TERM(1)
                         -------------------------------------------------------   ----------------------------------
                                         % OF TOTAL
                          NUMBER OF     OPTIONS/SARS
                          SECURITIES     GRANTED TO
                          UNDERLYING     EMPLOYEES       EXERCISE
                         OPTIONS/SARS        IN          OR BASE      EXPIRATION
         NAME            GRANTED (#)    FISCAL YEAR    PRICE ($/SH)      DATE      0% ($)      5% ($)       10% ($)
         ----            ------------   ------------   ------------   ----------   -------   ----------   -----------
F.H. (Dick) Moeller....          0            N/A           N/A          N/A           N/A          N/A           N/A
Jerry S. Benson,
  Jr. .................          0            N/A           N/A          N/A           N/A          N/A           N/A
Robert L. Romano.......     28,000           3.19         6.375       12/18/07           0      112,258       284,483
Charles M. Denton......     15,000           1.71         6.375       12/18/07           0       60,138       152,401
Ly-Huong T. Pham.......     75,000           8.54         7.875        11/6/07           0      371,441       941,304
All employee options...    878,342         100.00         6.414(2)       N/A       172,980    3,543,105     8,978,924
All stockholders(3)....        N/A            N/A           N/A          N/A           N/A   93,694,242   237,439,606
Optionee gains as % of
  all stockholder
  gains................        N/A            N/A           N/A          N/A           N/A         3.78%         3.78%

---------------

(1) The dollar amounts under these columns represent the potential realizable value of each grant of options assuming that the market price of the Company's Common Stock appreciates in value from the date of grant at the 5% and 10% annual rates compounded over the ten year term of the option as prescribed by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the price of the Company's Common Stock.

(2) Weighted average grant price of all stock options granted to employees in fiscal 1998.

(3) Appreciation for all stockholders is calculated using the average exercise price for all employee optionees ($6.414) and using the number of shares of the Company's Common Stock outstanding on July 31, 1998 (23,226,968).

AGGREGATED STOCK OPTION/SAR EXERCISES DURING FISCAL 1998 AND STOCK OPTION/SAR VALUES AS OF
JULY 31, 1998

     The following table sets forth information with respect to the Chief Executive Officer and the Named Executive Officers concerning the exercise of options during fiscal 1998 and unexercised options held as of July 31, 1998:

               AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                        AND FY-END OPTION/SAR VALUES(1)

                                                                  NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                                 OPTIONS/SARS AT FISCAL            OPTIONS/SARS AT
                                     SHARES                            YEAR END(#)               FISCAL YEAR END($)
                                   ACQUIRED ON      VALUE      ---------------------------   ---------------------------
              NAME                 EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
              ----                 -----------   -----------   -----------   -------------   -----------   -------------
F.H. (Dick) Moeller..............        0             0         187,325         88,544        476,057            0
Jerry S. Benson, Jr..............        0             0          72,915        177,085              0            0
Robert L. Romano.................        0             0          23,204         32,564          6,194            0
Charles M. Denton................        0             0          37,266         27,711         14,493            0
Ly-Huong T. Pham.................        0             0          12,500         62,500              0            0

---------------

(1) All options held by the Chief Executive Officer and the Named Executive Officers were granted under the 1989 Plan or the 1996 Plan. Pursuant to each of the 1989 Plan and the 1996 Plan, all options granted thereunder are immediately exercisable, however shares issued upon exercise are subject to repurchase by the Company, at the exercise price, to the extent of the number of shares that have not vested in the event that the optionee's employment terminates prior to all such optionee's option shares becoming vested. The amounts under the headings entitled "Exercisable" reflect vested options as of July 31, 1998 and the amounts under the headings entitled "Unexercisable" reflect option shares that have not vested as of July 31, 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure pursuant to Item 404 of SEC Regulation S-K. No member of the Compensation Committee served on the compensation committee, or as a director, of another corporation, one of whose directors or executive officers served on the Compensation Committee of or whose executive officers served on the Company's Board of Directors.

CERTAIN TRANSACTIONS

     The Board of Directors of the Company adopted an officer stock loan program in fiscal 1998. The purpose of the program is (i) to facilitate and encourage the ownership of Company Common Stock by the Board of Directors and officers of the Company and (ii) to establish the terms for stock loan transactions with the program's participants. Participants in the program can utilize loan proceeds to exercise stock options, participate in the Employee Stock Purchase Plan (the "Purchase Plan") and/or acquire and hold Common Stock of the Company.

     Subject to certain exceptions, loans to exercise stock options or purchase stock pursuant to the Purchase Plan must be secured by Common Stock of the Company. The loan proceeds for borrowing may not exceed 85% of the fair market value of the Company's Common Stock proposed to be pledged. The fair market value of the Company's Common Stock is based on the average closing price of the Company's Common Stock for the ninety (90) trading day period immediately preceding the date of the proposed advance.

     The first $25,000 borrowed by a participant to purchase the Company's Common Stock other than by exercise of stock options or purchases pursuant to the Purchase Plan is unsecured. Amounts borrowed by a participant in excess of $25,000 must be secured by the Company's Common Stock.

     Under the terms of the loan, interest accrues at the rate of the Company's average cash investment return rate from the previous quarter. Interest is payable annually on July 31. Interest payments on loans may be added to the principal amount of the loan up to the value of the stock securing the loan. Principal and interest are payable by the participant in twenty (20) quarterly installments, beginning on the fourth anniversary of the loan. The entire unpaid balance of principal and interest is due and payable sixty (60) days after the last day of the participant's employment with the Company.

     The limit on the principal balance that a participant may have outstanding under this program is an amount equal to the annual salary for executive officers and 50% of the annual salary for other qualifying officers. The aggregate principal balances outstanding of all similar loans to the Company's Board of Directors and officers may not exceed $5,000,000. As of September 18, 1998, Messrs. Moeller, Benson and Ms. Wallace had stock loans outstanding under this program in the aggregate principal amounts of $142,547, $62,451, and $67,286, respectively. As a group, the executive officers had stock loans outstanding under this program in the aggregate principal amount of $272,284. All other participants with balances below $60,000 had loans outstanding under this program in the aggregate principal amount of $590,172.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS

     The Company has not entered into any employment agreements with members of its senior management. However, the Company has entered into change-in-control agreements (the "Parachute Agreements") with members of its senior management, which provide that if the officer is terminated (i) by the Company other than for cause, the officer's death, retirement or disability or (ii) by the officer for "good reason," within a specified amount of time after a "change in control" of the Company (as those terms are defined in the Parachute Agreements), the Company will pay to the officer an amount (depending on the position of the officer) ranging from 1.5 to 2.99 times his or her current year's salary and will accelerate the vesting schedule of a portion of his or her unvested stock options, based on how long the officer has been employed with the Company. The Parachute Agreements also provide that the Company will pay the officer all legal fees and expenses incurred as a result of the termination and make available certain insurance benefits at the officer's expense for the one year period following the officer's termination.

                           COMPARATIVE TOTAL RETURNS

PERFORMANCE GRAPH

     The following Performance Graph shows the changes over the past five year period in the value of $100 invested in: (1) the Company's Common Stock, (2) the CRSP Total Return Index for NASDAQ Stock Market (U.S. Companies) (the "NASDAQ Composite Index"), and (3) the Common Stock of the Peer Group (as defined below) of companies whose returns are weighted according to their respective market capitalization. The values with each investment as of the beginning of each year are based on share price appreciation and the reinvestment with dividends on the respective ex-dividend dates. The Peer Group for periods preceding the Company's fiscal year ended July 31, 1997 consists of the following companies whose business, taken as a whole, resembles the Company's activities: PictureTel Corporation and CLI. Effective May 23, 1997, CLI merged with a wholly-owned subsidiary of the Company. The Peer Group for the periods ended July 31, 1997 and 1998 consists solely of the following company whose business, taken as a whole, resembles the Company's activities: PictureTel Corporation.

                     COMPARISON OF CUMULATIVE TOTAL RETURNS
              FROM DATE OF VTEL'S IPO THROUGH FISCAL YEAR-END 1998 PERFORMANCE GRAPH

               MEASUREMENT PERIOD
             (FISCAL YEAR COVERED)                     NASDAQ             VTEL           PEER GROUP
31-DEC 92                                                      100               100               100
31-DEC 93                                                      115                65                83
31-DEC 94                                                      112                83                87
31-DEC 95                                                      159               184               280
31-JUL 96                                                      163                68               272
31-JUL 97                                                      241                57                72
31-JUL 98                                                      285                56                68

     This graph above assumes $100 invested on December 31, 1992 in the Common Stock of the Company, the NASDAQ Composite Index and the Peer Group, and was plotted using the following data:

                       DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   JULY 31,   JULY 31,   JULY 31,
                           1992           1993           1994           1995         1996       1997       1998
                       ------------   ------------   ------------   ------------   --------   --------   --------
NASDAQ...............    $100.00        $115.00        $112.00        $159.00      $163.00    $241.00    $285.00
VTEL.................    $100.00        $ 65.00        $ 83.00        $184.00      $ 68.00    $ 57.00    $ 56.00
Peer Group...........    $100.00        $ 83.00        $ 87.00        $280.00      $272.00    $ 72.00    $ 68.00

                     PROPOSAL TO ADOPT THE VTEL CORPORATION
                           1998 RESTRICTED STOCK PLAN
                                    (ITEM 2)

  GENERAL

     On November 2, 1998, the Company's Board of Directors adopted, subject to stockholder approval, the VTEL Corporation 1998 Restricted Stock Plan (the "1998 Plan"), effective November 2, 1998, in order to afford the Company with another means to provide key employees of the Company with a proprietary interest in the Company. As of the date of this Proxy Statement no Awards have been granted. The statements herein concerning the terms and provisions of the 1998 Plan are summaries only and are qualified in their entirety by reference to the full text of the 1998 Plan, a copy of which is attached hereto as Appendix I.

     The Board of Directors and the Compensation Committee approved and adopted the 1998 Plan, subject to stockholder approval, in order to permit awards of restricted stock in limited situations in order to attract and retain valued employees.

     Pursuant to the terms of the 1998 Plan, the Company will enter into individual award agreements ("Awards") with key employees designated by the Compensation Committee, which Awards will describe the number of shares of Common Stock granted pursuant to the Award (the "Restricted Shares"), the time or times within which the Award is subject to forfeiture (the "Restricted Period"), and the other terms, limitations and any performance objectives ("Restrictions") as are specified by the Compensation Committee. Certificates representing the Restricted Shares will bear appropriate legends regarding the transfer restrictions, and except as expressly provided in an Award, participants will not be permitted to sell, transfer, pledge, assign or otherwise dispose of their Restricted Shares (other than to heirs upon death) during the Restricted Period.

  TERMS OF THE 1998 PLAN

     TERM. Unless sooner terminated by action of the Board of Directors, the 1998 Plan will terminate on the 10th anniversary of its effective date. No Awards may be made after that date, although Restrictions with respect to Awards made prior to that date may continue to apply.

     SHARES. The maximum number of shares of Common Stock that may be delivered pursuant to Awards under the 1998 Plan is 1,000,000, subject to adjustment in accordance with the 1998 Plan. No individual employee may be awarded, during any fiscal year, Awards covering an aggregate of more than 250,000 Restricted Shares.

     PARTICIPANTS. The Compensation Committee will have authority to award Restricted Shares to key employees of the Company (including officers and directors who are employees) or any majority-owned subsidiary at such time (collectively, "Participants"), in such amounts and under such terms as the Compensation Committee determines consistent with the provisions of the 1998 Plan.

     TERMINATION OF EMPLOYMENT OR SERVICE. The 1998 Plan states that upon termination of a Participant's employment with the Company for any reason other than death or Disability (as defined in the 1998 Plan), the Restricted Shares remaining subject to Restrictions shall be forfeited. Unless otherwise expressly provided in an Award, in the event of a termination of Participant's employment by the Company by reason of death, or Disability, the Restrictions with respect to such Award would lapse and the Restricted Shares would be nonforfeitable.

     CHANGE OF CONTROL. The 1998 Plan provides that in the event of a "Change in Control" of the Company, all Restrictions will lapse and Restricted Shares will be nonforfeitable. "Change in Control" is defined in Section 2(f) of the 1998 Plan.

  ADMINISTRATION OF THE 1998 PLAN

     The 1998 Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has broad powers to select key employees to receive Awards, determine the amount and terms and Restrictions with respect to each such Award, adopt rules and regulations to carry out the terms of the Plan, interpret and make determinations regarding the terms and provisions of the Plan and Awards (in a manner not inconsistent with the terms of the Plan and Award(s)), and generally to make all determinations and interpretations in it sole discretion and without review except to the extent expressly provided in the 1998 Plan.

  AMENDMENT OF THE 1998 PLAN

     The 1998 Plan provides that the Board of Directors may from time to time discontinue or further amend the 1998 Plan. Such discontinuance or amendment does not require the consent of the Company's stockholders except if it increases the number of Available Shares, changes the class of persons eligible to become Participants, increases the maximum number of Shares which may be awarded to a Participant during the fiscal year, or otherwise requires the approval of stockholders under the law or the rules of the exchange on which the Common Stock is traded. No amendment of the Plan or an Award may substantially impair the rights of a Participant under an outstanding Award without the Participant's consent.

  CERTAIN FEDERAL INCOME TAX ASPECTS

     The following is a summary of the principal federal income tax consequences associated with grants of Restricted Shares under the 1998 Plan. It does not describe all federal income tax consequences under the 1998 Plan, nor does it describe foreign, state or local tax consequences. Each Participant is urged to consult his or her personal tax advisor to determine the specific tax consequences to him or her of participating in the 1998 Plan.

     GENERAL. In general, a Participant who receives an Award will not be taxed on the receipt of the Award or the delivery of Restricted Shares, but instead will be required to recognize, as compensation income, the full fair market value of the previously restricted Common Stock upon the lapse of Restrictions with respect to such Common Stock. A Participant may choose to recognize compensation income in the year in which the Award is made by making an election ("83(b) Election") under Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code") within 30 days of the Date of Grant. If such 83(b) Election is made, the Participant will recognize, as compensation income, the full fair market value (determined without regard to the Restrictions) of the Common Stock (i.e. Restricted Shares) on the Date of Grant of the Award. To the extent such an amount is an ordinary and necessary expense of the Company and reasonable compensation, the Company will be entitled to a deduction in the same amount, and in the fiscal year in which recognized, as Participant's compensation income.

     WITHHOLDING. Withholding of applicable federal and state taxes will be required in connection with any compensation income realized by a Participant by reason of an Award. A Participant must deposit with the Company cash or, if authorized in the Award or agreed to by the Committee, unrestricted shares of Common Stock, in an amount necessary to satisfy applicable federal and state withholding requirements.

     CHANGE IN CONTROL. In the event of a Change in Control of the Company, certain accelerations of awards could result in "excess parachute" amounts under
Section 280G of the Code. In such case, the Company would not be entitled to a deduction with respect to excess parachute payments, and the individual receiving the payments would be subject to a 20% excise tax on the same.

     1998 PLAN BENEFITS. As discussed above, Awards under the 1998 Plan will be made in the sole discretion of the Compensation Committee pursuant to the terms of individual Award agreements to be entered into with the Participants. Accordingly, the Company cannot estimate the number of Restricted Shares to be issued in the future. No Awards have been made under the 1998 Plan.

  VOTE REQUIRED

     The affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting and entitled to vote, provided a quorum is present, is required for the approval of the 1998 Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL BY THE STOCKHOLDERS OF THE VTEL CORPORATION 1998 RESTRICTED STOCK PLAN.

                    RATIFICATION OF APPOINTMENT OF AUDITORS
                                    (ITEM 3)

     Pursuant to the recommendation of the Audit Committee, the Board of Directors has appointed PricewaterhouseCoopers LLP, independent accountants, to audit the consolidated financial statements of the Company for the year ending July 31, 1999. The Company is advised that no member of PricewaterhouseCoopers LLP has any direct financial interest or material indirect financial interest in the Company or any of its subsidiaries or, during the past three years, has had any connection with the Company or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

     Ratification of this appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting.

     A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting of Stockholders, will have the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions.

     While stockholder ratification is not required for the selection of PricewaterhouseCoopers LLP since the Board of Directors has the responsibility for the selection of the Company's independent auditors, the selection is being submitted for ratification at the Annual Meeting with a view toward soliciting the stockholder's opinion thereon, which opinion will be taken into consideration in future deliberations.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION BY THE STOCKHOLDERS OF THIS APPOINTMENT.

                             STOCKHOLDER PROPOSALS

     Pursuant to various rules promulgated by the SEC, a stockholder that seeks to include a proposal in the Company's proxy statement and form of proxy card for the Annual Meeting of the Stockholders of the Company to be held in 1999 must timely submit such proposal in accordance with SEC Rule 14a-8 to the Company, addressed to Rodney S. Bond, Secretary, 108 Wild Basin Road, Austin, Texas 78746 no later than July 12, 1999. Further, a stockholder may not present a proposal for inclusion in the Company's proxy statement and form of proxy card related to the 1999 annual meeting and may not submit a matter for consideration at the 1999 annual meeting, regardless of whether presented for inclusion in the Company's proxy statement and form of proxy card, unless the stockholder shall have timely complied with the Company's bylaw requirements which set a notice deadline after which a stockholder will not be permitted to present a proposal at the Company's stockholder meetings. The bylaws state that in order for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. A stockholder's notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the meeting a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; the name and address, as they appear on the Company's books, of the stockholder proposing such business and the name and address of the beneficial owner, if any, on whose behalf the proposal is made; the class and number of shares of the Company which are owned beneficially and of record by such stockholder of record and by the beneficial owner, if any of whose behalf the proposal is being made; and any material interest of such stockholder of record and beneficial owner, if any, on whose behalf the proposal is made in such business. A notice given pursuant to this advance notice bylaw will not be timely with respect to the Company's 1999 meeting unless duly given by no later than October 14, 1999 and no earlier than September 14, 1999.

     With respect to business to be brought before the Annual Meeting, the Company has not received any notices from stockholders that the Company is required to include in this Proxy Statement.

                                    GENERAL

     As of the date of this Proxy Statement, the management of the Company has no knowledge of any business to be presented for consideration at the meeting other than that described above. If any other business should properly come before the meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons named in such proxies.

     The cost of any solicitation of proxies by mail will be borne by the Company. Arrangements may be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of material to and solicitation of proxies from the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out of pocket expenses incurred by them in connection therewith. In addition to the proxy solicitation material mailed to stockholders, the Company has also retained the services of Shareholder Communications Corporation, New York, New York, to assist in the solicitation of proxies for a fee estimated at $3,500 plus out-of-pocket expenses. Brokerage houses and other custodians, nominees and fiduciaries will, in connection with shares of Common Stock registered in their names, be requested to forward solicitation material to the beneficial owners of such shares and to secure their voting instructions. The cost of such solicitation will be borne by the Company.

     The information contained in this Proxy Statement in the sections entitled "Election of Directors -- Report From the Compensation Committee Regarding Executive Compensation" and "Comparative Total Returns" shall not be deemed incorporated by reference by any general statement incorporating by reference any information contained in this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent that the Company specifically incorporates by reference the information contained in such sections, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

                                            By Order of the Board of Directors,

                                            RODNEY S. BOND
                                            Secretary

Austin, Texas

                                                                      APPENDIX I

                                VTEL CORPORATION

                           1998 RESTRICTED STOCK PLAN

                               TABLE OF CONTENTS

   1.   Purpose...........................................................    1
   2.   Definitions.......................................................    1
        (a)   "Affiliate".................................................    1
        (b)   "Available Shares"..........................................    1
        (c)   "Award".....................................................    1
        (d)   "Board".....................................................    1
        (e)   "Change in Control".........................................    1
        (f)   "Change in Control Price"...................................    1
        (g)   "Code"......................................................    1
        (h)   "Committee".................................................    1
        (i)   "Common Stock"..............................................    2
        (j)   "Company"...................................................    2
        (k)   "Date of Grant".............................................    2
        (l)   "Director"..................................................    2
        (m)   "Disability"................................................    2
        (n)   "Effective Date"............................................    2
        (o)   "Eligible Person"...........................................    2
        (p)   "Fair Market Value".........................................    2
        (q)   "Holder"....................................................    2
        (r)   "Parent"....................................................    2
        (s)   "Plan"......................................................    2
        (t)   "Plan Year".................................................    2
        (u)   "Potential Change In Control"...............................    2
        (v)   "Restriction(s)"............................................    3
        (w)   "Restricted Period".........................................    3
        (x)   "Restricted Shares".........................................    3
        (y)   "Restricted Share Award"....................................    3
        (z)   "Restricted Share Distributions"............................    3
        (aa)  "Section 162(m) Maximum"....................................    3
        (bb)  "Share(s)"..................................................    3
        (cc)  "Subsidiary"................................................    3
        (dd)  "1933 Act"..................................................    3
        (ee)  "1934 Act"..................................................    3
   3.   Award of Available Shares.........................................    3
   4.   Awards............................................................    3
   5.   Conditions for Grant of Awards....................................    4
   6.   Termination of Award..............................................    4
   7.   Acceleration......................................................    5
   8.   Adjustment of Available Shares....................................    5
   9.   Transferability of Awards.........................................    5
  10.   Issuance of Shares................................................    5
  11.   Administration of the Plan........................................    6
  12.   Tax Withholding...................................................    7
  13.   Interpretation....................................................    7
  14.   Amendment and Discontinuation of the Plan.........................    7
  15.   Section 83(b) Election............................................    7
  16.   Effective Date and Termination Date...............................    8

                                VTEL CORPORATION
                           1998 RESTRICTED STOCK PLAN

     1. PURPOSE. The purpose of this Plan is to advance the interests of VTEL Corporation and its Affiliates, and increase shareholder value by providing additional incentives to attract, retain and motivate those qualified and competent employees, upon whose efforts and judgment its success is largely dependent.

     2. DEFINITIONS. As used herein, the following terms shall have the meaning indicated:

     (A) "AFFILIATE" means any entity other than the Parent that is designated by the Board as a participating employer under the Plan, provided that the Parent directly or indirectly owns at least 50% of the combined voting power of all classes of stock of such entity or at least 50% of the ownership interests in such entity.

     (B) "AVAILABLE SHARES" shall mean, at each time of reference, the total number of Shares described in Section 3 with respect to which the Committee may grant an Award, all of which Available Shares shall be held in the Parent's treasury or shall be made available from authorized and unissued Shares.

     (C) "AWARD" shall mean Restricted Share Award.

     (D) "BOARD" shall mean the Board of Directors of the Parent.

     (E) "CHANGE IN CONTROL" shall mean the first to occur of (i) a merger, consolidation, statutory share exchange or sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company that requires the consent or vote of the holders of the Parent's Common Stock, other than a consolidation, merger or share exchange of the Parent in which the holders of the Parent's Common Stock immediately prior to such transaction continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 60% of the combined voting power of the voting securities of the Parent or such surviving entity outstanding immediately after such merger or consolidation; (ii) the shareholders of the Parent approve any plan or proposal for the liquidation or dissolution of the Company; (iii) the cessation of control (by virtue of their not constituting a majority of Directors) of the Board of Directors of the Parent by the individuals (the "Continuing Directors") who (x) on the Effective Date were Directors or (y) become Directors after the Effective Date and whose election or nomination for election by the Parent's shareholders was approved by a vote of at least two-thirds of the Directors then in office who were Directors at the Effective Date or whose election or nomination for election was previously so approved;
(iv) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of an aggregate of 40% or more of the voting power of the Parent's outstanding voting securities by any person or group (as such term is used in Rule 13d-5 under the Exchange Act) who beneficially owned less than 30% of the voting power of the Parent's outstanding voting securities on the Effective Date, or the acquisition of beneficial ownership of an additional 10% of the voting power of the Parent's outstanding voting securities by any person or group who beneficially owned at least 30% of the voting power of the Parent's outstanding voting securities on the Effective Date; provided, however, that notwithstanding the foregoing, an acquisition shall not be described hereunder if the acquiror is (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Company and acting in such capacity, (y) a wholly-owned subsidiary of the Parent or a corporation owned, directly or indirectly, by the shareholders of the Parent in the same proportions as their ownership of voting securities of the Parent or (z) any other person whose acquisition of shares of voting securities is approved in advance by a majority of the Continuing Directors; or (v) in a Title 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7.

     (F) "CHANGE IN CONTROL PRICE" shall mean the highest price per share paid in any transaction reported on the principal trading market for the Common Stock, or paid or offered in any bona fide transaction related to a Potential or actual Change in Control at any time during the 60 day period immediately preceding such occurrence, in each case as determined by the Committee.

     (G) "CODE" shall mean the Internal Revenue Code of 1986, as now or hereafter amended.

     (H) "COMMITTEE" shall mean the Compensation Committee of the Board.

     (I) "COMMON STOCK" shall mean the common stock, par value $.01 per share, of the Parent.

     (J) "COMPANY" shall mean the Parent, its Subsidiaries and Affiliates, except when it shall be appropriate to refer only to VTEL Corporation, then it shall be referred to as "Parent".

     (K) "DATE OF GRANT" shall mean the date on which the Committee takes formal action to grant an Award.

     (L) "DIRECTOR" shall mean a member of the Board.

     (M) "DISABILITY" shall mean a Holder's present incapacity resulting from an injury or illness (either mental or physical) which, in the reasonable opinion of the Committee based on such medical evidence as it deems necessary, will result in death or can be expected to continue for a period of at least twelve
(12) months and will prevent the Holder from performing the normal services required of the Holder by the Company, provided, however, that such disability did not result, in whole or in part: (i) from chronic alcoholism; (ii) from addiction to narcotics; (iii) from a felonious undertaking; or (iv) from an intentional self-inflicted wound.

     (N) "EFFECTIVE DATE" shall mean November 2, 1998.

     (O) "ELIGIBLE PERSON" shall mean employees of the Company who the Committee determines have the capacity to substantially contribute to the success of the Company.

     (P) "FAIR MARKET VALUE" shall mean, as of a particular date, such amount as the Committee, in its sole discretion shall determine; provided, however, that where there is a public market for the Common Stock, the Fair Market Value per Share shall be determined as follows: (i) if Common Stock is listed or admitted for trading on any United States national securities exchange or included in the National Market System of the National Association of Securities Dealers Automated Quotation System ("NASDAQ/NMS") or the NASDAQ Small Cap Market, the mean of the highest and lowest sales prices of the Common Stock on such exchange or system, on the Date of Grant, as reported by The Wall Street Journal, or (ii) if the securities are quoted on the National Association of Securities Dealers Automated Quotation System (but not NASDAQ/ NMS or NASDAQ Small Cap Market) or similar system of automated dissemination of quotations of securities prices in common use, the mean between the closing high bid and low asked quotations, of the securities on such system on the Date of Grant, as reported in such system. The closing sale price of Shares, which shall be (i) if the Shares are listed or admitted for trading on any United States national securities exchange, the last reported sale price of the Shares on such exchange as reported in any newspaper of general circulation, or (ii) if the Shares are quoted on NASDAQ, or any similar system of automated dissemination of quotations of securities prices in common use, the mean between the closing high bid and low asked quotation for such day on such system. If neither clause (i) nor clause (ii) is applicable, the fair market value shall be determined by the Committee by any fair and reasonable means as determined in its sole discretion.

     (Q) "HOLDER" shall mean, at each time of reference, each person with respect to whom an Award is in effect; and provided, further, that to the extent provided under, and subject to the conditions of, the Award, it shall refer to the person who succeeds to the rights of the Holder upon the death of the Holder.

     (R) "PARENT" means VTEL Corporation, a Delaware corporation.

     (S) "PLAN" shall mean this VTEL Corporation 1998 Restricted Stock Plan.

     (T) "PLAN YEAR" shall mean the Parent's fiscal year.

     (U) "POTENTIAL CHANGE IN CONTROL" shall mean the first to occur of (i) approval by shareholders of an agreement by the Parent, the consummation of which would result in a Change in Control; or (ii) the acquisition of beneficial ownership, directly or indirectly, by any entity, person or group (other than the Company or any Company employee benefit plan) of securities of the Company representing 25% or more of the combined voting power of the Parent's outstanding securities and the adoption by the Committee of a resolution to the effect that a Potential Change in Control has occurred for purposes of this Plan.

     (v) "RESTRICTION(S)" "Restricted" and similar shall mean the restrictions applicable to Available Shares subject to an Award which prohibit the "transfer" of such Available Shares, and which constitute "a substantial risk of forfeiture" of such Available Shares, as those terms are defined under Section 83(a)(1) of the Code.

     (w) "RESTRICTED PERIOD" shall mean the period during which Restricted Shares shall be subject to Restrictions.

     (x) "RESTRICTED SHARES" shall mean the Available Shares granted to an Eligible Person which are subject to Restrictions.

     (y) "RESTRICTED SHARE AWARD" shall mean the award of Restricted Shares.

     (z) "RESTRICTED SHARE DISTRIBUTIONS" shall mean any amounts, whether Shares, cash or other property (other than regular cash dividends) paid or distributed by the Parent with respect to Restricted Shares during a Restricted Period.

     (aa) "SECTION 162(M) MAXIMUM" shall mean 250,000 Shares.

     (bb) "SHARE(S)" shall mean a share or shares of Common Stock.

     (cc) "SUBSIDIARY" shall mean any corporation (other than the Parent) in any unbroken chain of corporations beginning with the Parent if, at the time of the granting of the Award, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such unbroken chain.

     (dd) "1933 ACT" shall mean the Securities Act of 1933, as amended.

     (ee) "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

     3. AWARD OF AVAILABLE SHARES. As of the Effective Date, 1,000,000 Shares shall automatically, and without further action, become Available Shares. To the extent any Award shall terminate, expire or be canceled, or the Award shall be paid in cash, the Available Shares subject to such Award (or with respect to which the Award is measured), shall remain Available Shares. No person whose compensation may be subject to the limitations on deductibility under Section 162(m) of the Code shall be eligible to receive Awards pursuant to this Plan in any Plan Year which relate to Shares which exceed the Section 162(m) Maximum.

     4. AWARDS.

     (a) Each Restricted Share Award shall be evidenced by an agreement that may contain any provisions selected by the Committee which is not prohibited by the terms of the Plan. As a condition to the grant of a Restricted Share Award, the Committee shall require the Eligible Person receiving the Restricted Share Award to pay an amount, which amount may not be less than the par value of the Restricted Shares granted under such Restricted Share Award, and such Restricted Share Award shall automatically terminate if full payment of such amount is not received within 30 days following the Date of Grant. Except as otherwise provided in the express terms and conditions of each Restricted Share Award, the Eligible Person receiving the Restricted Share Award shall have all of the rights of a shareholder with respect to such Restricted Shares including, but not limited to, voting rights and the right to receive any dividends paid, subject only to the retention provisions of the Restricted Share Distributions.

     (b) The Restrictions on Restricted Shares shall lapse in whole, or in installments, over whatever Restricted Period shall be selected by the Committee; provided, however, that a complete lapse of Restrictions always shall occur on or before the 9th anniversary of the Date of Grant.

     (c) Without limitation, the Committee may accelerate the date on which Restrictions lapse with respect to any Restricted Shares.

     (d) During the Restricted Period, the certificates representing the Restricted Shares, and any Restricted Share Distributions, shall be registered in the Holder's name and bear a restrictive legend disclosing the Restrictions, the existence of the Plan, and the existence of the applicable agreement granting such Restricted

Share Award. Such certificates shall be deposited by the Holder with the Company, together with stock powers or other instruments of assignment, each endorsed in blank, which will permit the transfer to the Company of all or any portion of the Restricted Shares, and any assets constituting Restricted Share Distributions, which shall be forfeited in accordance with the applicable agreement granting such Restricted Share Award. Restricted Shares shall constitute issued and outstanding Common Stock for all corporate purposes and the Holder shall have all rights, powers and privileges of a Holder of unrestricted Shares except that the Holder will not be entitled to delivery of the stock certificates until all Restrictions shall have terminated, and the Company will retain custody of all related Restricted Share Distributions (which will be subject to the same Restrictions, terms, and conditions as the related Restricted Shares) until the conclusion of the Restricted Period with respect to the related Restricted Shares; and provided, further, that any Restricted Share Distributions shall not bear interest or be segregated into a separate account but shall remain a general asset of the Company, subject to the claims of the Company's creditors, until the conclusion of the applicable Restricted Period, and provided, finally, that any material breach of any terms of the agreement granting the Restricted Share Award, as reasonably determined by the Committee will cause a forfeiture of both Restricted Shares and Restricted Share Distributions.

     5. CONDITIONS FOR GRANT OF AWARDS.

     (a) Without limitation, Awards shall only be granted to such one or more Eligible Persons as shall be selected by the Committee.

     (b) In granting Awards, the Committee shall take into consideration the contribution the Eligible Person has made or may be reasonably expected to make to the success of the Company and such other factors as the Committee shall determine. The Committee shall also have the authority to consult with and receive recommendations from officers and other personnel of the Company with regard to these matters. The Committee may from time to time in granting Awards under the Plan prescribe such other terms and conditions concerning such Awards as it deems appropriate, including, without limitation, relating an Award to achievement of specific goals established by the Committee or to the continued employment of the Eligible Person for a specified period of time, provided that such terms and conditions are not inconsistent with the provisions of this Plan.

     (c) The Plan shall not confer upon any Holder any right with respect to continuation of employment by the Company, nor shall it interfere in any way with his right or the Company's right to terminate his employment at any time.

     (d) The Awards granted to Eligible Persons shall be in addition to regular salaries, pension, life insurance or other benefits related to their service to the Company. Neither the Plan nor any Award granted under the Plan shall confer upon any person any right to continuance of employment by the Company, and provided, further, that nothing herein shall be deemed to limit the ability of the Company to enter into any other compensation arrangements with any Eligible Person.

     (e) The Committee shall determine in each case whether periods of military or government service shall constitute a continuation of employment for the purposes of this Plan or any Award.

     (f) Without limitation, each Award may provide for the issuance of Available Shares for consideration consisting of such consideration as the Committee may determine, including (without limitation) as compensation for past services rendered.

     6. TERMINATION OF AWARD. Each Award shall be evidenced by an agreement that may contain any provisions selected by the Committee; provided, however, that in each case, unless expressly provided to the contrary in the Award, the Restricted portion of an Award shall automatically and without notice be canceled and become null and void on the date that Holder ceases to be employed by the Company for any reason other than death or Disability.

     7. ACCELERATION.

     (a) Unless expressly provided to the contrary in the Award, in the event the Holder ceases to be employed by the Company by reason of the Holder's death, or Disability, the Restricted Period shall terminate, and all Restrictions shall lapse, as of the day before the date of Holder's death or Disability.

     (b) In the event of either a Change in Control, or a Potential Change in Control, unless otherwise expressly provided in the Award (i) the Restricted Period shall terminate, and all Restrictions shall lapse, and (ii) the value of all outstanding Restricted Shares shall be cashed out on the basis of the Change in Control Price, effective as the date of the Change in Control, or on such other date as the Committee may determine prior to the Change in Control.

     8. ADJUSTMENT OF AVAILABLE SHARES.

     (a) If at any time while the Plan is in effect or Awards with respect to Available Shares are outstanding, there shall be any increase or decrease in the number of issued and outstanding Shares through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of Shares, then and in such event an appropriate adjustment shall be made in the maximum number of Available Shares which may be granted under SECTION 3, and in the Available Shares which are then subject to each Award, so that the same proportion of the Parent's issued and outstanding Common Stock shall continue to be subject to grant under SECTION 3, and to such Award.

     (b) Except as otherwise expressly provided herein, the issuance by the Parent of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with direct sale for adequate consideration, or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Parent convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to Available Shares subject to Awards granted under the Plan.

     (c) Without limiting the generality of the foregoing, the existence of outstanding Awards with respect to Available Shares granted under the Plan shall not affect in any manner the right or power of the Parent to make, authorize or consummate (1) any or all adjustments, recapitalizations, reorganizations or other changes in the Parent's capital structure or its business; (2) any merger or consolidation of the Parent; (3) any issue by the Parent of debt securities, or preferred or preference stock which would rank above the Available Shares subject to outstanding Awards; (4) the dissolution or liquidation of the Parent;
(5) any sale, transfer or assignment of all or any part of the assets or business of the Company; or (6) any other corporate act or proceeding, whether of a similar character or otherwise.

     9. TRANSFERABILITY OF AWARDS. Unless otherwise expressly provided in the Award, each Award shall provide that the Holder shall not be permitted to transfer (which includes, without limitation, a sale, pledge, assignment or other disposition) the Restricted Shares, except by will or the laws of descent and distribution; and if a transfer of any type is permitted under the express terms of the Award, the Restrictions shall remain in effect subsequent to such transfer.

     10. ISSUANCE OF SHARES. Except as otherwise provided in SECTION 4(A), no Holder or other person shall be, or have any of the rights or privileges of, the owner of Shares subject to an Award unless and until the Restrictions shall have lapsed and certificates representing such Common Stock shall have been issued and delivered to such Holder or other person. As a condition of any issuance of Common Stock with respect to which Restrictions have lapsed, the Committee may obtain such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any such law or regulation, or shareholder agreement including, but not limited to, the following:

          (i) a representation, warranty or agreement by the Holder to the Parent, at the time any Shares are transferred, that he is acquiring the Shares to be issued to him for investment and not with a view to, or for sale in connection with, the distribution of any such Shares; and

          (ii) a representation, warranty or agreement to be bound by any legends that are, in the opinion of the Committee, necessary or appropriate to comply with the provisions of any securities law deemed by the Committee to be applicable to the issuance of the Shares and are endorsed upon the Share certificates.

     Notwithstanding any provision hereof to the contrary, no Shares shall be required to be issued with respect to an Award unless counsel for the Parent shall be reasonably satisfied that such issuance will be in compliance with applicable Federal or state securities laws.

     11. ADMINISTRATION OF THE PLAN.

     (a) The Plan shall be administered by the Compensation Committee of the Board and, except for the powers reserved to the Board in SECTION 14 hereof, the Committee shall have all of the administrative powers under Plan.

     (b) The Committee, from time to time, may adopt rules and regulations for carrying out the purposes of the Plan and, without limitation, may delegate all of what, in its sole discretion, it determines to be ministerial duties to an officer of the Parent. The determinations under, and the interpretations of, any provision of the Plan or an Award by the Committee shall, in all cases, be in its sole discretion, and shall be final and conclusive.

     (c) Any and all determinations and interpretations of the Committee shall be made either (i) by a majority vote of the members of the Committee at a meeting duly called, with at least 3 days prior notice and a general explanation of the subject matter given to each member, or (ii) without a meeting, by the written approval of all members of the Committee.

     (d) No member of the Committee shall be liable for any action taken or omitted to be taken by him or by any other member of the Committee with respect to the Plan, and to the extent of liabilities not otherwise insured under a policy purchased by the Company, the Company does hereby indemnify and agree to defend and save harmless any member of the Committee with respect to any liabilities asserted or incurred in connection with the exercise and performance of their powers and duties hereunder, unless such liabilities are judicially determined to have arisen out of such member's gross negligence, fraud or bad faith. Such indemnification shall include attorney's fees and all other costs and expenses reasonably incurred in defense of any action arising from such act of commission or omission. Nothing herein shall be deemed to limit the Company's ability to insure itself with respect to its obligations hereunder.

     (e) In particular, and without limitation, the Committee shall have the authority, consistent with the terms of the Plan:

          (i) to select the officers, and other key employees to whom Awards may from time to time be granted hereunder;

          (ii) to determine whether and to what extent Awards are to be granted hereunder to one or more eligible persons;

          (iii) to determine the number of Shares to be covered by each such Award granted hereunder;

          (iv) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder (including, but not limited to, any restriction or limitation, or any vesting acceleration or waiver of forfeiture restrictions, based in each case on such factors as the Committee shall determine, in its sole discretion); and to amend or waive any such terms and conditions to the extent permitted by the Plan;

     (f) The Committee shall have the authority to adopt, alter, and repeal such rules, guidelines, and practices governing the Plan as it shall, from time to time, deem advisable; to interpret any and all of the terms and provisions of the Plan and any and all Awards issued under the Plan (and any agreements relating thereto), which decisions shall not be subject to review; and to otherwise supervise the administration of the Plan; provided, however, that to the extent that this Plan otherwise requires the approval of the Board or the shareholders of the Parent, all decisions of the Committee shall be subject to such Board or shareholder approval. Subject to the foregoing, and without limitation, all decisions made by the Committee pursuant to the provisions of the Plan shall be made in the Committee's sole discretion and shall be final and binding on all persons, including the Company and Holders.

     12. TAX WITHHOLDING. On or immediately prior to the date on which an amount is required to be included in the income of the Holder as a result of an Award, the Holder shall be required to pay to the Company, in cash or in Shares (but in shares only if expressly provided with the Award or upon approval of the Committee), including, but not limited to, the reservation to the Company of the requisite number of Available Shares otherwise vested with respect to such Holder with respect to such Award the amount which the Company reasonably determines to be necessary in order for the Company to comply with applicable federal or state tax withholding requirements, and the collection of employment taxes, if applicable; provided, further, without limitations, that the Committee may require that such payment be made in cash.

     13. INTERPRETATION.

     (a) If any provision of the Plan is held invalid for any reason, such holding shall not affect the remaining provisions hereof, but instead the Plan shall be construed and enforced as if such provision had never been included in the Plan.

     (b) THIS PLAN SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

     (c) Headings contained in this Agreement are for convenience only and shall in no manner be construed as part of this Plan.

     (d) Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate.

     (e) The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation.

     (f) Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

     14. AMENDMENT AND DISCONTINUATION OF THE PLAN. The Board, may from time to time amend the Plan; provided, however, that no such amendment may, without approval by the shareholders of the Parent, (a) increase the number of Available Shares or change the class of Eligible Persons, (b) extend the termination date of the Plan; (c) increase the Section 162(m) Maximum; or (d) make any change for which applicable law or regulatory authority (including the regulatory authority of the market on which the Common Stock is traded) would require shareholder approval or for which shareholder approval would be required to secure all deductibility of compensation received under the Plan under Section 162(m) of the Code 24; and provided, further, that no amendment or suspension of the Plan or any Award issued hereunder shall, except as specifically permitted in this Plan or under the terms of such Award, substantially impair any Award previously granted to any Holder without the consent of such Holder. Solely for purposes of computing the Section 162(m) Maximum, if any Award(s) previously granted is canceled and new Award(s) granted with more favorable terms, as generally defined in applicable Treasury regulations, under some circumstances, as reasonably determined by the Committee, both the initial Award(s) and the replacement Award(s) will be deemed to be outstanding (although the canceled Award(s) will not deemed outstanding for any other purposes).

     15. SECTION 83(B) ELECTION. As a result of receiving an Award a Holder may elect under Section 83(b) of the Code to include in his gross income, for his taxable year in which the Restricted Shares are transferred to him, the excess of the Fair Market Value (determined without regard to any Restriction other than one which by its terms will never lapse), of such Restricted Shares at the Date of Grant, over the amount paid for the Restricted Shares. If the Holder makes the Section 83(b) election described above, the Holder shall (i) make such election in a manner that is satisfactory to the Committee, (ii) provide the Committee with a copy of such election, (iii) agree to promptly notify the Company if any Internal Revenue Service or state tax agent, on audit or otherwise, questions the validity or correctness of such election or of the amount of income reportable on account of such election, and (iv) agree to such federal and state income withholding as the Committee may reasonably require in its sole and absolute discretion.

     16. EFFECTIVE DATE AND TERMINATION DATE. The Plan shall be effective as of its Effective Date, and shall terminate on the tenth anniversary of such Effective Date; provided, however, that unless approved by the shareholders of the Company in the manner described under Section 422 of the Code on or before the first anniversary of its Effective Date, the Plan shall be terminated retroactive to its Effective Date and all Awards granted thereunder shall be null and void ab initio.

                                            ------------------------------------
                                                      VTEL CORPORATION

VTEL CORPORATION                ANNUAL MEETING        CONTINUED FROM OTHER SIDE
                               DECEMBER 17, 1998

     THIS PROXY, WHEN PROPERLY EXECUTED AND DATED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES UNDER PROPOSAL 1 AND FOR PROPOSAL 2 AND PROPOSAL 3.

1. Proposal to elect as directors of the Company the following persons to hold office for the terms specified in the Company's 1998 Annual Proxy or until their successors have been duly elected and have qualified.

[ ] FOR all nominees listed below (except         [ ] WITHHOLD AUTHORITY to
    as marked to the contrary below)                  vote for all nominees
                                                       listed below

F. H. (Dick) Moeller    Eric L. Jones         Max D. Hopper    Richard N. Snyder
Jerry S. Benson, Jr.    Gordon H. Matthews    T. Gary Trimm

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

--------------------------------------------------------------------------------

                                                                                    FOR    AGAINST   ABSTAIN

2.   PROPOSAL TO APPROVE THE COMPANY'S 1998 RESTRICTED STOCK PLAN.                  [ ]      [ ]       [ ]

3.   THE RATIFICATION OF THE APPOINTMENT BY THE BOARD OF DIRECTORS OF               [ ]      [ ]       [ ]
     PRICEWATERHOUSECOOPERS LLP, INDEPENDENT ACCOUNTANTS, AS INDEPENDENT
     AUDITORS FOR THE COMPANY FOR THE FISCAL YEAR ENDING JULY 31, 1999.

4.   IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER        [ ]      [ ]       [ ]
     BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S)
     THEREOF.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
--------------------------------------------------------------------------------
           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                           USING THE ENCLOSED ENVELOPE
--------------------------------------------------------------------------------

VTEL CORPORATION        ANNUAL MEETING             PROXY NO.        SHARES
                      DECEMBER 17, 1998                          IN YOUR NAME

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Jerry S. Benson, Jr. and Rodney S. Bond, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all of the shares of the Common Stock of VTEL CORPORATION (the "Company") held of record by the undersigned at the close of business on October 29, 1998, at the Annual Meeting of Shareholders to be held on December 17, 1998, and any adjournment(s) thereof.

                    Dated                                                , 1998
                          -----------------------------------------------


                    -----------------------------------------------------------
                    Signature


                    -----------------------------------------------------------
                    Signature, if Held Jointly

                    Please execute this Proxy as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person

          PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING
                             THE ENCLOSED ENVELOPE.